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                                                                       EXHIBIT 8

DRAFT - March 12, 2004


FloridaFirst Bancorp, Inc.
205 East Orange Street
Lakeland, Florida 33801-4611

SouthTrust Corporation
420 North 20th Street
Birmingham, Alabama 35203


         Re: Certain federal income tax consequences of the Merger provided for in the Agreement and Plan of Merger, dated as of February 4, 2004, of SouthTrust of Alabama, Inc., an Alabama corporation ("ST-Sub") and FloridaFirst Bancorp, Inc., a Florida corporation ("FloridaFirst"), joined in by SouthTrust Corporation ("SouthTrust") as amended by Amendment No. 1 dated as of March 9, 2004 (as amended, the "Merger Agreement")


Ladies and Gentlemen:

         We have acted as counsel to SouthTrust and its wholly-owned subsidiary, ST-Sub, in connection with the registration of 5,000,000 shares of SouthTrust Common Stock, par value $2.50 per share (the "SouthTrust Common Stock"), issuable pursuant to the Merger Agreement, as set forth in the Registration Statement that is being filed on the date hereof by SouthTrust with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"). This opinion is provided pursuant to the requirements of Item 21(a) of Form S-4 and Item 601(b)(8) of Regulation S-K. All capitalized terms not otherwise defined herein shall have the meanings given to them in the Merger Agreement.

         In the Merger, FloridaFirst will merge with and into ST-Sub in accordance with the applicable provisions of Florida and Alabama law, and each outstanding share of FloridaFirst common stock, the only class of stock outstanding as of the Effective Time (the "FloridaFirst Common Stock"), will be converted into the right to receive, at the election of each Florida First shareholder, either cash in the amount of $27.12 or a number of shares of SouthTrust Common Stock having a value of approximately $27.12 based on a pre-closing average market price as set forth in the Merger Agreement, provided that not more than 49% of the total consideration to be paid in the Merger shall be paid in cash. Also, cash will be paid in lieu of the issuance of fractional shares of SouthTrust Common Stock. FloridaFirst shareholders do not have the right by state law to dissent from the Merger. You have requested our opinion concerning certain federal income tax consequences of the proposed Merger.


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FloridaFirst Bancorp, Inc.
SouthTrust Corporation
March 12, 2004
Page 2


         In giving this opinion we have reviewed, and with your permission we have relied upon, the representations and warranties contained in and the facts described in the Merger Agreement and the certificates, of even date herewith, in which an officer or director of FloridaFirst (acting on behalf of FloridaFirst) and an officer or director of SouthTrust (acting on behalf of SouthTrust and ST-Sub) make certain representations regarding the Merger (the "Tax Certificates").

         In giving this opinion, we have with your permission assumed that the statements in the Tax Certificates are true, correct and complete as of the date of this opinion, and any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification. As to all matters in which a person or entity has represented that such person or entity either is not a party to, or does not have, or is not aware of, any plan or intention, understanding or agreement, we have assumed that there is in fact no such plan, intention, understanding or agreement. We also assume that (a) the Merger will be consummated in accordance with the Merger Agreement, (b) ST-Sub will not exercise its rights under Section 11.1 of the Merger Agreement to revise the structure of the transaction as other than a forward merger of FloridaFirst with and into ST-Sub with ST-Sub surviving, (c) FloridaFirst's only outstanding stock (as that term is used in Section 368 of the Internal Revenue Code of 1986, as amended (the "Code")), as of the Effective Time, is the FloridaFirst Common Stock, and (c) the rights attached to the shares of SouthTrust Common Stock issued in the Merger will not be exchanged by SouthTrust for any part of the value of the FloridaFirst Common Stock, and such rights will have no ascertainable fair market value at the Effective Time. No ruling has been or will be sought from the Internal Revenue Service as to the federal tax consequences of the Merger.

         Based on the foregoing, and subject to the limitations herein, we are of the opinion that under existing law, upon consummation of the Merger in accordance with the Merger Agreement, for federal income tax purposes:

         (1) The Merger will constitute a "reorganization" within the meaning of Code Section 368(a).

         (2) Each of SouthTrust and FloridaFirst will be a party to that reorganization within the meaning of Code Section 368(b).

         (3) No gain or loss will be recognized by SouthTrust or FloridaFirst by reason of the Merger.

         (4) The shareholders of FloridaFirst will recognize no gain or loss for federal income tax purposes to the extent SouthTrust Common Stock is received in the Merger in exchange for FloridaFirst Common Stock and will recognize gain, but not loss, for federal income tax purposes to the extent cash and property other than SouthTrust Common Stock is received in the Merger in exchange for FloridaFirst Common Stock. Those holders of FloridaFirst Common Stock who receive only


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FloridaFirst Bancorp, Inc.
SouthTrust Corporation
March 12, 2004
Page 3


                  cash, and who hold no SouthTrust Common Stock, directly or indirectly through the application of the constructive ownership rules of Section 318(a) of the Code, following the Merger will be treated as having a complete termination of interest within the meaning of Section 302(b)(3) of the Code, and the cash received will be treated as a distribution in full payment in exchange for such holder's FloridaFirst Common Stock as provided in Section 302(a) of the Code. As provided in Section 1001 of the Code, gain will be realized and recognized by such FloridaFirst shareholders measured by the difference between the redemption price received and the adjusted tax basis of the shares of FloridaFirst Common Stock surrendered. Provided that the FloridaFirst Common Stock is a capital asset in the hands of such holders, the gain, if any, will constitute capital gain. Such gain will constitute long-term capital gain if the surrendered shares of FloridaFirst Common Stock were held by the shareholder for a period greater than one year prior to the Merger; if the surrendered shares of FloridaFirst Common Stock were held by such shareholder for a period of one year or less, the gain will constitute short-term capital gain. Net long-term capital gains of a noncorporate shareholder are currently subject to federal income tax at the maximum rate of 15%.

         (5) A shareholder of FloridaFirst who receives cash in lieu of a fractional share of SouthTrust Common Stock will recognize gain or loss as if the fractional share had been received and then redeemed for cash equal to the amount paid by SouthTrust in respect of such fractional share, subject to the provisions and limitations of Code Section 302.

         (6) The tax basis in SouthTrust Common Stock received by a shareholder of FloridaFirst in the Merger (including any fractional share interest deemed received) will be the same as the tax basis in the FloridaFirst Common Stock surrendered by such shareholder in exchange therefor, increased by the amount of gain recognized by such shareholder (other than gain recognized on the deemed redemption of a fractional share of SouthTrust Common Stock) and decreased by the amount of cash received by such shareholder in connection with the Merger (other than cash received in lieu of the issuance of a fractional share of SouthTrust Common Stock).

         (7) The holding period for SouthTrust Common Stock received by a shareholder of FloridaFirst in the Merger (including any fractional share interest deemed received) in exchange for shares of FloridaFirst Common Stock will include the period during which the shareholder held the shares of FloridaFirst Common Stock surrendered in exchange therefor provided the FloridaFirst Common Stock was held as a capital asset at the Effective Time.



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FloridaFirst Bancorp, Inc.
SouthTrust Corporation
March 12, 2004
Page 4


         We express no opinion as to the laws of any jurisdiction other than the United States of America. Further, our opinion is limited to the specific conclusions set forth above, and no other opinions are expressed or implied. The opinions stated with respect to shares of FloridaFirst Common Stock do not apply to any stock rights, warrants or options to acquire FloridaFirst Common Stock. The opinions stated as to FloridaFirst shareholders are general in nature and do not necessarily apply to any particular FloridaFirst shareholder, and, for example, may not apply to shareholders who are corporations, trusts, dealers in securities, financial institutions, insurance companies or tax-exempt organizations; who are not United States citizens or resident aliens or domestic entities (partnerships or trusts); who are subject to the alternative minimum tax (to the extent that tax affects the tax consequences); who elect to apply a mark-to-market method of accounting; who are subject to the "golden parachute" provisions of the Code (to the extent that those provisions affect the tax consequences); or who acquired FloridaFirst Common Stock pursuant to employee stock options or otherwise as compensation, who do not hold their shares as capital assets, or who hold their shares as part of a "hedge," "constructive sale," "straddle" or "conversion or other integrated transaction."

         This opinion represents our best legal judgment, but it has no binding effect or official status of any kind. Changes to the Code or in regulations or rulings thereunder, or changes by the courts in the interpretation of the authorities relied upon, may be applied retroactively and may affect the opinions expressed herein. This opinion is rendered based upon applicable laws, rules and regulations as in effect on the date hereof, and we assume no duty or responsibility to inform you of any changes hereafter in our opinion due to any change hereafter in such laws, rules or regulations. Any material defect in any assumption or representation on which we have relied would adversely affect our opinion.

         We furnish this opinion to you solely to support the discussion set forth under the headings "SUMMARY - Federal income tax consequences for FloridaFirst Bancorp shareholders," "THE MERGER - Conditions to be Satisfied or Waived before the Merger Can be Completed" and "MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER" in the Registration Statement, and we do not consent to its use for any other purpose. We hereby consent to be named in the Registration Statement under the foregoing headings and to the filing of a copy of this opinion as Exhibit 8 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.


                                             Yours very truly,




                                             /s/ BRADLEY ARANT ROSE & WHITE LLP


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